As filed with the Securities and Exchange Commission on May 22, 1998
                                                            File No. 333-
===============================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM S-8
                           REGISTRATION STATEMENT
                                   Under
                         THE SECURITIES ACT OF 1933


                         AVTEL COMMUNICATIONS, INC.
           (Exact name of registrant as specified in its charter)

           DELAWARE                             87-0378021
    (State or other jurisdiction         (I.R.S. Employer Identification No.)
 of incorporation or organization)

           501 Bath Street                           93101
      Santa Barbara, California                   (Zip Code)
   (Address of principal executive offices)


            Registrant's telephone number, including area code:
                               (805) 884-6300

                            Amended and Restated
                              1997 Option Plan
                        (New Best Connections, Inc.)
                          (Full title of the Plan)

                  James P. Pisani, President and Secretary
                              501 Bath Street
                      Santa Barbara, California 93101
                               (805) 884-6300
                            (Agent for Service)
                           ---------------------

                      CALCULATION OF REGISTRATION FEE
=========================================================================================================================
                                                             Proposed              Proposed
                                                             Maximum                Maximum
   Title of Securities to be         Amount to be         Offering Price           Aggregate              Amount of
          Registered                  Registered           Per Share(1)        Offering Price(1)      Registration Fee
--------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
 $.01 per share                   1,292,000 Shares              $1.50              $1,938,000                $572
=========================================================================================================================

(1) Fee calculated on the basis of the maximum number of shares issuable under the plan and the exercise price of the options, as provided in Rule 457(h).

                                  Part II


                          INFORMATION REQUIRED IN
                         THE REGISTRATION STATEMENT

Item 3.  Incorporation of documents by reference.

The following documents, which have heretofore been filed by AvTel Communications, Inc. ("AvTel" or "Registrant") with the Securities and Exchange Commission (the "SEC"), are incorporated by reference herein and shall be deemed to be a part hereof:

   (a)      Form 10-K for the year ended December 31, 1997 (File No. 0-27580);

   (b)      Form 10-Q for the quarter ended March 31, 1998 (File No. 0-27580);

   (c) Form 8-K filed December 9, 1997 as amended on March 13, 1998 (File No. 0-27580); and

   (d) The description of AvTel's shares of Common Stock contained in AvTel's registration statement on Form
            10-SB, as amended, initially filed with the SEC on January 16, 1996 (File No. 0-27580).

All documents subsequently filed by AvTel pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

         Article VIII of the Registrant's Certificate of Incorporation ("Article VIII") is consistent with Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which generally permits a company to include a provision limiting the personal liability of a director in the company's certificate of incorporation. With limitations, Article VIII eliminates the personal liability of the Registrant's directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. However, Article VIII does not eliminate director liability (i) for breaches of the duty of loyalty to the Registrant and its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. (iii) for transactions from which a director derives improper personal benefit and
(iv) under Section 174 of the DGCL ("Section 174"). Section 174 makes directors personally liable for unlawful dividends and stock repurchases or redemptions and expressly sets forth a negligence standard with respect to such liability. Article VIII provides further that a director shall not be personally liable to the Registrant or its stockholders to such further extent as permitted by any law subsequently enacted, including any subsequent amendment to the DGCL. While Article VIII protects the directors from awards for monetary damages for breaches of their duty of care, it does not eliminate their duty of care.

         Under Section 145 of the DGCL, directors and officers, as well as other employees and individuals, may be indemnified against expenses (including attorneys' fees), judgments, fines, amounts paid in settlement in connection with specified actions, suits, or proceedings, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation--a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to criminal actions or proceedings, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such an action, and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

         With certain limitations, Article VI of the Registrant's By-Laws ("Article VI") provides for indemnification of any of the Registrant's current and former officers and directors against expenses, liabilities or other matter to the fullest extent permitted by Section 145. Indemnification rights under Article VI are non-exclusive. In the event of an officer's or director's death, such person's indemnification rights shall extend to his or her heirs and legal representatives. Article VI provides that the Registrant shall indemnify its directors and officers (and, in the discretion of the Board, employees of the Registrant or persons serving at the request of the Registrant in any other capacity for or on behalf of the Registrant) to the full extent permitted by law against any liability or expense actually and reasonably incurred. Article VI provides further that the Registrant shall advance expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it shall ultimately be determined that such officer or director is not entitled to be indemnified.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

See Index to Exhibits.


Item 9.  Undertakings.

A.  Rule 415 Offering.
    -----------------

The undersigned registrant hereby undertakes:

           1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                   (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                                Provided, however, that paragraphs
                                (A)(1)(i) and (A)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

           2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.       Filings Incorporating Subsequent Exchange Act Documents by Reference.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.      Indemnification of Directors and Officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of the registrant's charter or by-laws or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                             POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of AvTel Communications, Inc., hereby constitutes and appoints Anthony E. Papa and James P. Pisani, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, with full power to act alone, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his substitute or nominee, may lawfully do or cause to be done by virtue hereof.

                                 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Barbara, State of California, on May 20, 1998.

                            AVTEL COMMUNICATIONS, INC.

                            By/s/    Anthony E. Papa
                              --------------------------------------------
                              name: Anthony E. Papa
                              title:  Chairman of the Board and
                                      Chief Executive Officer

           Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

             Signature                               Title                                Date
             ---------                               -----                                ----
/s/     Anthony E. Papa                 Chairman of the Board and Chief
----------------------------------      Executive Office (Principal Executive
        Anthony E. Papa                 Officer)



/s/     James P. Pisani                 President, Chief Operating Officer,          May 20, 1998
----------------------------------      Chief Financial Officer and Director
        James P. Pisani                 (Principal Financial Officer)

/s/     Virginia A. Baker               Controller and Chief Accounting Officer      May 20, 1998
----------------------------------      (Principal Accounting Officer)
        Virginia A. Baker


/s/     John E. Allen                    Director                                    May 20, 1998
----------------------------------
        John E. Allen

/s/     Jeffrey J. Jensen                Director                                    May 20, 1998
-----------------------------------
        Jeffrey J. Jensen

/s/     Gregory T. Mutz                  Director                                    May 20, 1998
-----------------------------------
        Gregory T. Mutz


                             INDEX TO EXHIBITS

Exhibit
Number          Description of Document
-------         -----------------------

3.1 Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to AvTel's Annual Report on Form 10-KSB for the year ended September 30, 1997 (File No. 0-27580)(the "Form 10-KSB"))

3.2      Bylaws (incorporated by reference to Exhibit 3.2 to the Form 10-KSB)

4.1      Form of stock certificate for shares of Common Stock.

4.2      Amended and Restated 1997 Option Plan (New Best Connections, Inc.).

5        Opinion of Mayer, Brown & Platt

23.1     Consent of KPMG Peat Marwick LLP

24       Power of Attorney (included on page II-4)